Exhibit 99.2
INSITUFORM TECHNOLOGIES
February 24, 2006 Conference Call

Operator:	Good day and welcome, everyone to this Insituform fourth-quarter 2005 earnings conference call. This call is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our Web site, Insituform.com.

During this conference call we’ll make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

At this time for opening comments and introductions I would like to turn the call over to the President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:	Good morning and welcome to Insituform’s 2005 fourth-quarter conference call.

Yesterday we reported earnings of 16 cents for the fourth quarter of 2005 resulting in earnings of 49 cents for the full year. Yesterday morning we released our fourth-quarter earnings and filed our 10-K in order to allow everyone ample opportunity to digest all of the information prior to this conference call. For that reason I will limit my prepared comments to issues beyond just the financials.

First, I’m very proud that our finance team, now led by our Vice President and Controller, David Martin, was able to do such a fine job in closing out the financial year. This has been the smoothest closing and reporting cycle that I’ve experienced, and it culminated in the earliest 10-K filing ever for the company.

Well, our most obvious concern remains tunneling and the fourth-quarter results were very disappointing for our tunneling division. Fixing our tunneling division is a slow and often painful process and it appears that there are no simple, quick, or easy fixes. But we are making progress. The much noted Chicago project is near completion as the final cleanup stages of the project are taking place right now. The Chicago project is a spectacular engineering accomplishment that was completed by a very talented team. It cost us dearly in terms of losses, but we have also learned a great deal from the experience. Two other tunneling projects contributed to our losses in the fourth quarter, both located in California and both of these projects are very near complete if not already complete. In one of those two projects the issue is a very large claim arising from unexpected soil conditions and we anticipate that it will take several years to resolve the claim. The situation may require us to file suit against the owner to resolve the lingering claim.

Beyond individual project losses the tunneling division is burdened by excessive equipment costs which we are looking to mitigate through ongoing equipment sales. Finally, the division lacks sufficient backlog as a result of our intentional slowdown in bidding over the past year. We see our low backlog turning around in 2006 as mid- and long-term prospects for winning new work are good. As I’ve stated earlier, there are no quick or easy fixes for our tunneling challenges, so we are taking the long steady approach to make this division profitable and predictable going forward.

In our core rehabilitation business I was very pleased with performance in the division and the ongoing prospects are very bright. Both backlog and revenue continued to grow in the quarter. I should note that we appear to be in the tail end of a four-month slow period for North American CIPP acquisitions. Sales prospects for the balance of the year are robust and we do expect to see significant growth in both revenue and backlog in 2006. Resin and fuel prices appear to have stabilized, at least for the time being. Resin and fuel prices did impact us again in the fourth quarter, but to a lesser extent than in prior quarters. We continue to look into a formal hedging strategy, but it appears that this will take longer to put in place than I originally expected. Our transactions are more complex than originally thought and we clearly want to engage a hedging strategy that correctly fits our needs.

I’m sure that you’ve noticed by now that we did not provide 2006 guidance in our press release yesterday. In light of the leadership change in our finance department I did not feel that this was the right time to commence guidance. Furthermore, there are a number of valid opinions developing in the market that would suggest that it is not necessarily in the best interest of shareholders for management to provide guidance. We are taking these thoughts under consideration at this time and will come to a final conclusion at some point this year. I would say that in the past I have heard a number of strongly voiced opinions on guidance from many of the very people on this call, and I do appreciate those opinions.

It is worth noting that our effective tax rate was very low in the fourth quarter. I’m pleased to say that this is the direct result of an ongoing effort by our very talented new tax director who joined us earlier this year. We believe that the company is well-positioned to manage its tax liabilities in a much improved fashion going forward.

One of the most important drivers for success in our core CIPP business is crew productivity, and I’m very pleased to report that crew productivity has been moving up very nicely over the past six months. This improvement is the direct result of hard work on the part of a great number of operations executives under the leadership of our new Chief Operating Officer. I would be remiss not to mention that we are very pleased with the ongoing successes that we are seeing in both our UPS and European operations, both of which have been on a steady incline over the past three years. The prospects of our UPS division in particular are extremely bright.

I know these comments are very brief and I know that many of you have questions. So at this point we’ll open up the call to those questions.

Operator:
Thank you, sir. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. Again, star one for questions.

We’ll go first to Arnie Ursaner, of CJS Securities.

Arnie Ursaner:	Hi. Good morning, Tom.

Tom Rooney:	Hey, Arnie

Arnie Ursaner:
I think the critical thing we’d all like to hear your view of is—you mention significant growth in revenues and backlog in the rehab sector. Could you comment a little bit more on some of the numbers behind that and also speak to the margins you’re booking your business at.

Tom Rooney:
Yes. The rehab segment, we regained significant amount of market shares throughout the course of 2005. Our sales acquisitions - we categorize sales acquisitions and then we have book backlog and then we have revenue. And you see book backlog and of course you see revenue. Our sales acquisitions year over year were up 18 percent in a market that grew eight percent. The revenue - excuse me, the backlog numbers are definitely up year over year. And what’s interesting, Arnie, within that is we have been in a conscious mode of shutting down, backing out of and de-emphasizing pipebursting. So pipebursting, which really started for us three or four years ago with the Kinsel acquisition, when it was a large part of our backlog, is now rapidly becoming an insignificant one. So if you adjust for the notion that we are probably 12 to 18 months away from being in a no-pipebursting mode. And, by the way, to the point of margins, pipebursting had terrible gross margins. That element of our backlog is moving down while - which would give the appearance that our - balance of our backlog is less than - less than spectacular. When in fact as we - as we eliminate the pipebursting, which is embedded in that, our core CIPP business is really flying high right now.

As for the gross margins, we are seeing gross margins at the bid table improve slightly right now. So we’ve been able to recover what we - what we believe to be five percent or so market share at a time when our gross margins are mildly increasing.

Arnie Ursaner:
OK. But the question some people grapple with is, you know, you spent 32 percent rehab margins when you had patent protection and some other factors. I’m assuming you’re not counting on that returning anytime in the next year or two.

Tom Rooney:	Well, not in the next year or two.

Arnie Ursaner:	OK. Just a final bookkeeping question. What sort of tax rate should you be - should we be using for the upcoming year?

Tom Rooney:	Well, we haven’t gotten a final analysis on that. It’s better than what you’ve seen over the past 10 years.

Arnie Ursaner:	OK. Thank you very much. I’ll go back in queue.

Tom Rooney:	Thanks.

Operator:	Thank you. We’ll go next to John Quealy, of Canaccord Adams.

John Quealy:	Good morning, Tom.

Tom Rooney:	Hey.

John Quealy:
Just a couple of quick questions here. In terms of your commentary on the CIPP marketplace, can you talk - you talked about some market share gains. You folks have actually grown pretty well on the top-line. I get the feeling that you’re a little bit more bullish on the growth coming into ‘06 as we move through the - through the year. Can you give us a little more sort of market intelligence, if you will, on what you’re feeling and seeing. I mean, are we getting in a pickup of sewer spending? Or how do you think the market’s shaping up for ‘06?

Tom Rooney:
The mid- and long-range prospects look good. We’ve experienced for some reason that November, December, January and even February the dearth of bidding opportunities. And I can’t explain it for you. It seems like every year there’s a two or three-month period when nothing goes on. And we are apparently pulling out of the back end of one of those periods right now. There just wasn’t much for us to even bid on in November and December, which usually is the holiday effect. But that lingered into January and even into February. We’ve been winning work at normal percentages, there just hasn’t been a lot of work.

Now, having said that, our intelligence and our bid calendar for 2006 is very robust. But November - if I was to extrapolate November, December, January and February I would think our whole industry was in serious trouble. But in point of fact, March and April and May look extremely good. So I have to be careful about extrapolating two and three-month trends for you, and we really don’t do that.

To your point, yes, I’m very, very bullish on our sales prospects and our industry and market prospects for 2006 and 2007. Part of that is because we are 60 days away from internally publishing our five-year strategic plan. Strategic plans are interesting three-ring binders that sit on some people’s shelves. But for Insituform it was a real awakening for us in terms of measuring our market, understanding our market, understanding to some degree our competitors and so on. And it is that labor over the last year to create the strategic plan that makes me very bullish notwithstanding what I see in bid terms in January and February and things like that. So I am very bullish.

John Quealy:
On the margin side of CIPP, Tom has done a good job there, as you mentioned, increasing crew productivity. It sounds like most of the crews were performing well this past quarter versus previous historical quarters. Two things. Is that in fact a correct characterization. Number two, how much more productivity work needs to be done in ‘06 versus ‘05?

Tom Rooney:
We just barely got started in ‘05, to answer your question. Yes, we’re seeing - we’re seeing measurable improvements right now. And those measurable improvements will do two things for us. They’ll make us far more competitive at the bid table and they will enable us to bring to the bottom line far better margins than we’ve experienced in the past. We think there’s enormous potential for gain in this company in this area. And to your point, Tom has done a terrific job of getting us off the block there. But the kind of crew productivity gains that are possible for this company are such that it’s not a six-week, it’s not a six-month, it’s a six-year effort for us to get there. But we’re seeing very real improvements already. I think 2006 - if I - if I had to write the script for this call a year from now I would be saying that the most spectacular gain for this company was crew productivity. And to put some meat on that bone for you, I would tell you that the corporate executive management team has issued a challenge globally, and it goes like this. The division within our company that shows the greatest crew productivity gain in the world will win a contest, and that contest will culminate in the corporate executive management team donning the blue jeans and the safety equipment and physically going in and installing at least that much crew productivity ourselves in the field, which will be somewhat interesting to watch happen. So it has become the mantra within the company that we are going to be a very safe, highly efficient growing company but that crew productivity is what makes us special. But we’ve only just begun.

John Quealy:	And my last question and I’ll jump back. Can you give us some sort of quantification on resin/fuel costs, negative compares in ‘05 versus ‘04?

Tom Rooney:	‘05 versus ‘04?

John Quealy:	In terms of - yes. How much was a negative drag for fuel and resin this year?

Tom Rooney:	I’m getting some numbers scribbled in front of me. I’ve got what I think is in my head. To be frank with you, it’s a difficult one, but it’s on the order of $3 to $5 million between 2004 and 2005.

John Quealy:	Great. Thanks. I’ll jump back.

Tom Rooney:	Thank you.

Operator:	Thank you. We’ll go next to James Gentile, of Sidoti & Company.

James Gentile:	Good morning. How you doing?

Tom Rooney:	Good.

James Gentile:
I just wanted to kind of look at your December quarter revenue in rehabilitation. And, you know, in the September quarter you commented on some weak hurricane comparisons with regard to revenue. And we still haven’t gotten some - that revenue back in the December quarter. We’re essentially flat sequentially. I was wondering if you’re still seeing some weakness in that region and that’s what’s dragging, you know, perhaps our quarterly revenue run rate a little bit lower than perhaps we would expect given your backlog strength.

Tom Rooney:
Yes, it has. And in fact a major - a major city in the - in the Gulf Coast area has apparently cancelled an entire multi-million-dollar contract permanently. Yes, we are - we have other contracts that still have been idle there. But, you know - and the other thing, too, you know, we have a seasonal effect. And that is to say between weather and fewer work days we never - we never see a good - our strong quarters I think you know are the second and third, and our weak quarters are fourth and first because of seasonality and weather.

James Gentile:	Right.

Tom Rooney:
We don’t have as many days to work in the fourth quarter. And, frankly, a lot of the governmental agencies that take vacation days and holidays in the fourth quarter don’t tee up a lot of work for us to do in the first quarter. So there’s a big seasonality element, but there is an element of lingering Gulf Coast effect, but it’s not particularly important anymore.

James Gentile:
Not to discount the seasonality in your rehab revenue comment, but looking back over the past five years, you know, the fourth quarter has been essentially even with the September quarter. In fact, most - more in the - in ‘01, ‘03, ‘04, and ‘05. So I was just curious if, you know, perhaps there is other things intact there. So -

Tom Rooney:	Yes, it’s - no.

James Gentile:
OK. And with regard to work force productivity we saw a 26-percent rehab gross margin, clearly a very impressive increase. But over the next couple of years, I mean, could you kind of give us any sort of targets with regard to where these gross margins can go, where the low-hanging fruits are regionally with regard to the - where the crews are located.

Tom Rooney:
Well, in terms of a regional issue, the Northeastern United States are - is an area where we can accomplish the greatest improvement. And that’s a direct result of us not having been a significant player in the Northeast and needing to acquire Insituform East several years ago in order to even be able to be a significant player there. But that’s a very deep and entrenched geographic market with strong competitors. And so just because we open our doors there didn’t - it turns out to not suggest that we get there quickly. So in terms of a three-to-four-year effort, we see the greatest improvement potential in the Northeastern United States. We are deeply entrenched in the - in the Southern states. We are very significant players on the West Coast and very profitable players on the West Coast. And the Midwest has always been a strong market for us. So to your question of where the greatest gains can take place, the answer is the Northeastern United States, the Eastern Seaboard - or the Northeastern seaboard.

But we can and we will make significant gains, improved productivity and profitability throughout the United States. It’s too early for me to sit here and tell you what our gross margins will be out into the future. But there are still a very large number of initiatives under way for this company, everything from better procurement, which we have underway such that the 20-some percentage of our work that goes through subcontractors and vendors we’d be more judicious buyers of that. And that increases our gross margins. To crew productivity that we’ve mentioned. You’re currently, by the way, seeing gross margin improvement associated with better safety performance. I think it’s noteworthy the degree to which we’ve been able to release significant amounts of profit into the income statement as a direct result of our greatly improved safety performance. You know, we do safety for all the right humanitarian reasons, but we’re now reaping significant financial rewards for that.

James Gentile:	Great. Thanks.

Tom Rooney:	Thank you.

Operator:	Thank you. We’ll go next to Jeff Beach, of Stifel Nicolaus.

Jeff Beach:	Yes, good morning, Tom.

Tom Rooney:	Hi.

Jeff Beach:	I have a couple of questions. First, can you give us a rough idea of how much pipebursting accounted for in the - in the fourth quarter as a percentage of sewer rehab.

Tom Rooney:	It was about 27 million for the year.

Jeff Beach:	And that’s - that was steadily winding down I assume during 2005.

Tom Rooney:	Yes.

Jeff Beach:	All right.

Tom Rooney:	And our current backlog in pipebursting? Would be about half of that in 2005 - six.

Jeff Beach:	OK.

Tom Rooney:	And it - and I - you know, at the risk of speculating, we may or may not even be doing it in 2007.

Jeff Beach:	OK.

Tom Rooney:
And by the way, the gross margins in that $27-million piece of pipebursting is, you know, in the 10-15 percent range. I mean, it’s - it has - it has - it has a measurable impact on what you see as our overall rehab gross margin.

Jeff Beach:
All right. Looking ahead into 2006, the spot market for almost all plastic compounds has been coming off pretty strongly. If this continues out, do you see lower resin costs? Any indication of that from your suppliers?

Tom Rooney:
Yes. And I would tell you two things. One - I suppose three things to that point. One, we buy more plastics than just liquid resin. In fact, we buy 10 to 15 million pounds of plastic fiber in order to make our tubes. And we’ve learned a great deal in the last year about being intelligent buyers of that, and we’ve seen the costs naturally begin to come down. So as a result, we’re seeing enhanced economic opportunity for us in the - in the fibers that we purchase. In the area of liquid resins, we are forging far stronger relationships with our partners in that area. And we’ve very optimistic about what that strong relationship and relationships will do for us. But even beyond that, yes, we’ve seen indications that would suggest that for the - for the very near term it will be stable and if we’re fortunate might even come down a bit.

Jeff Beach:
OK. And the last thing. Can you discuss a little bit what you think the opportunity is for growth over the next couple of years in the Tite Liner area? You had huge growth in ‘05, but what kind of a range could we expect over ‘06-’07 time period?

Tom Rooney:
We see very significant growth opportunities for us in that business. We’ve even made some structural organizational realignment that is specifically - we have tremendous operations people in the United Pipeline business - Tite Liner business. And, yes, having said that we have made some significant moves to help align that business to be able to successfully accomplish the growth that is available to it. We currently are very dominating players in North and South America and we have occasional very successful projects in Europe and even Africa. The enormous growth potential for this company going forward is to be - to be and to seek to be a much more active player in the entire global market. In that vein, if we are successful and as we are successful the growth - the dimension of growth for that business is nothing short of spectacular.

Now, I have to temper what I say in that we will not out-strip the operating capability of that business unit. So we may choose to moderate our growth in order to stay very highly profitable and very successful. But if asked, you know, as the dominating player on the global market for this is there an ability for us to grow at a spectacular rate, the answer is yes. I suppose you’re going to have to translate my words into a percentage.

Jeff Beach:	And just one associated question with that. Is part of the opportunity here some new markets that you haven’t served before?

Tom Rooney:	Geographically, yes.

Jeff Beach:	No, end markets.

Tom Rooney:	Less so that, but to some degree yes. Desalinization lines is an example.

Jeff Beach:	OK. Thanks.

Tom Rooney:	Thank you, Jeff.

Operator:	Thank you. We’ll go next to Richard Paget, of Morgan Joseph.

Richard Paget:	Good morning, everyone.

Tom Rooney:	Good morning.

Richard Paget:
I wonder if you could talk about the European market versus the U.S. market. Growth over there for ‘05 was higher. And is that just there’s more work to be done over there or Europeans are more open to trenchless? If you could just comment on that.

Tom Rooney:
I don’t think that Europeans are more open to trenchless or not. I think they’re equally open to trenchless. What I would tell you is this. We made - my predecessor made a very astute management change in bringing in great leadership in Europe, and that took place four - three years ago just before I got here. That leadership change is bearing a great deal of fruit right now. And so the accelerating success that we’re seeing in Europe is that. There is the second dimension, and that is the one way that the European market is more open is in the area of drinking water, potable water. And we actually are enjoying a lot of success in the potable water market in Europe. So if there’s one technical difference between the two markets it’s the - it’s the growth of potable water in Europe.

Richard Paget:	OK. So in terms of Europe, the drinking water is 20 percent of the business over there or - you don’t really break it down.

Tom Rooney:	We haven’t actually broken it down, but I would tell you it’s on the order of 10 percent.

Richard Paget:	OK. And then you had talked about this kind of bidding slowdown for the last couple of months. Has that made the bidding process more competitive?

Tom Rooney:	Yes.

Richard Paget:	OK. And then, finally, I guess in the K it said that your crews are down from I think 95 to 89. Can we assume that can be some attrition from pipebursting?

Tom Rooney:
There is some of that. But what it really is, is crew productivity. We are - we’re able to do more with fewer crews. We’re talking about 15 and 20 percent in productivity gains in our crews. So, you know, if you started with 100 crews you’d only need 85 if you could do 15 percent more.

Richard Paget:	OK, great. That’s it for me. Thanks.

Tom Rooney:	Thank you.

Operator:	Thank you. We’ll go next to Stewart Scharf, of Standard and Poor’s.

Stewart Scharf:	Good morning.

Tom Rooney:	Good morning.

Stewart Scharf:
I’m just wondering if you could add some color to your - the claims in the tunneling industry segment regarding - there’s about 10 million left to be recorded, and I know you’re in discussions or possible litigation …

Tom Rooney:	Right.

Stewart Scharf:
… that might lead to recovering that. But do you have like a timetable or an estimate of the balance, whether it’s going to be, you know, mostly in ‘06, and what tax rate would you be using to break it down as, you know, to push your basis of income.

Tom Rooney:
Right. Well, all of the claims are in the United States, and our tax rate in the United States is, you know, the typical 38 percent or so, 35 to 38 percent. So that would speak to the tax. Timeframe, it’s - to your point, I think of 16 million or so that we know of and six million or so that is very highly likely and presumed to be turned into cash in the - in the one to two-year range, to the balance of the 10 million we have issues that are subject to debate between us and our client or subject to the need to litigate. And to be frank with you, if we had to litigate all $16 million worth of it, the sum total of our legal bills could eat into the 16 million. So we make value judgments as to which issues and when we would have to litigate. I would tell you that of the 16 million there are two or three very significant claims. And if I’m not mistaken, we are already engaging with - in litigation on two or three of those. So behind the scenes we have a greatly improved legal department. David Morris is our General Counsel and has been officially our General Counsel for a little over a year, but has been working with the firm in an indirect capacity going back into almost two years. And the entire legal - almost the entire legal department has been changed and improved and specific attorneys brought in, very talented. And that is giving us a great deal of drive and push in terms of preempting what eventually would otherwise be litigation by better and earlier and more formal documentation of issues. But also they have as a mission on their hands - the need to clean up some of the old lingering claims issues that you’re referring to. And so I think I’m not well-suited to be able to answer those. Some of these will end up having to weave their way through courts with serious litigation in order to resolve. Others may resolve tomorrow. I’ve heard we got a check resolving one claim just the other day. So it’s kind of a black box.

Stewart Scharf:	OK, thank you very much.

Tom Rooney:	Thank you.

Operator:	Thank you. We’ll go next to Debra Coy, of Stanford Washington.

Debra Coy:	Yes, good morning, Tom.

Tom Rooney:	Good morning.

Debra Coy:
A couple of questions in addition to the ones that you’ve already been asked. Can you quantify - I mean, you said three to five million for resin and fuel costs in ‘05. Your margin in CIPP at 8.3 percent in the quarter was very good. Can - are you able to say about what it would have been excluding that ongoing drag?

Tom Rooney:	You know, the only thing I would tell you, Debra, is the only thing that’s consistent about our industry is that we get humbled by some new event every year. So, you know -

Debra Coy:	Fair point.

Tom Rooney:
To me our industry - and I don’t mean us, I don’t want to make it sound like, you know, woe is us. But, you know, I suppose you could just reverse the resin piece, and that sounds like about a one-percent shift. And you could undo the effects of the hurricanes and that might be another impact that you could reverse. But in reality next year it’ll be something else. So - but resin this year seems to have been a serious oddity. But then again as we look out over the next 10 years what’s the likelihood that there could be wild crude oil impacts. I’m not smart enough to say whether this one time shock from resin is going to repeat itself this year or next year or the year after. But, yes, you know, it sounds to me like you could add back a point in terms of margins associated with resin and be in the right ball park.

Debra Coy:
OK. Actually that’s helpful. And, in fact, obviously the reason for my question is we’re trying to sort out, you know, what is as you increase share and crew productivity what is the real operating margin potential in the rehab business in ‘06. And obviously a lot of investors are beginning to look into ‘07. I mean, is this reasonably going to be a 10-percent operating margin business within the next two years?

Tom Rooney:	I wouldn’t shy away from that, yes.

Debra Coy:	OK.

Tom Rooney:
I would tell that, you know, two years ago all I talked about were the initiatives, we have this initiative and that initiative. The initiatives that are the most exciting around here right now, I’ve talked about crew productivity. And I think that’s going to have a material impact on our competitiveness and our profitability. I have not talked a great deal about our purchasing and procurement initiative. That will have a material impact measured over the next two to three years. We brought in a terrific procurement director about one year ago. We’re just now starting to have strides and start to make significant improvements. But I’m talking about a material improvement in our gross margins associated just with procurement. We’re just now starting to drop to the bottom line from safety which is our first and oldest initiative. So - but my point I guess is this. Behind the scenes and, frankly, because my competitors now talk too much about our initiatives, I don’t want to be terribly specific. But we have no shortage of great initiatives that we’re just now starting to drive hard into that we had to hold back from addressing a year or two ago. So we’re definitely gaining a lot of momentum right now, but we’re also starting to press hard on some new initiatives that will take us even further. So, you know, if you want to pin me down on what will our operating margins be in 12 months, that might be a different answer than 24 months or 36 months. In many ways we’re just getting started.

Debra Coy:	Yes, and certainly I’m hearing from the competitors that they’re being pretty aggressive, too. But clearly it sounds like your strategy is to be the low-cost provider as you go forward.

Tom Rooney:	Right.

Debra Coy:
Looking at the - at the overall market outlook. You said that your assessment was that the market grew at eight percent in ‘05 and you grew at 18 percent. So pretty dramatic market share gains. Can you say what your sort of crystal ball is showing you in terms of market growth for ‘06? Actually the eight percent is probably a little bit lower I think than we might have thought going into ‘05. We might have thought it was 10 to 12. What do you think it might be for ‘06 and sort of what you see as potential for considered share gains.

Tom Rooney:	Yes, I wouldn’t dispute with you any number you wanted to pick from eight to 10 to 12. I’d probably shy away from 12, and I think it’s in the eight to - eight-to-10 range.

Debra Coy:	The data’s still not great.

Tom Rooney:	You’re right.

Debra Coy:	OK.

Tom Rooney:
We feel much better about our data, because it’s one of the areas we’ve pressed very hard on in the last year as we’ve gone about building our strategic plan. And we have terrific leadership in the area of marketing now with the company and it’s well-seasoned over the past year.

Debra Coy:	Right.

Tom Rooney:
Having said that, the crystal ball as to the future, you know, all of the national macro-economics would suggest that we’re going to see strength. That is combined with the - what I call the engineering need which is the pipes in the ground and what they require. The two put together would suggest that we would see nothing short of eight to 10 to 12-percent growth in the next year or two or three. But I’ve also come to learn that this is a very fickle market, and no matter what the economics say and no matter what the engineering needs are it’s a fickle market. And - but having said that, if we were to measure the next five or six or seven years I do think we’re going to see 10-percent compounded growth or better.

Debra Coy:
Yes. And it appears that the long-term asset management planning that a lot of cities are doing does support that. And so then for you to continue to gain market share, what do you see as further potential there? Obviously you did a big rebound in ‘05 after slipping a lot in the prior three years or so. Are you about where you think you’re going to be in market share, do you think there’s room for you to still gain back share and maintain your profit goals? Kind of how do you see that over the coming year?

Tom Rooney:
Right. Well, some numbers that I can throw out to you. We had - we have industry-blocking patents through 1993, a trio of industry-blocking patents. So other than people trying to do engineering work-arounds and whatnot, you’d probably argue we had 100 percent of the market through 1993.

Debra Coy:	Right.

Tom Rooney:
From ‘93 to 2003 we dropped from arguably 100-percent market share to 45-percent market share. And we would - we would have related numbers in 2003 that were in the 50 to 60-percent range. And what that was really an indication of is what our win ratio at the bid table was. But in point of fact looking back on it, our market share was on the order of 44 to 45 percent. Today we believe it’s 50 percent. So we lost from 1993 to 2003 almost on a straight-line basis five market share points per year for 10 straight years. And so from 100 to 50 - or 45 to 50 percent. We then held ground in - and, by the way, we had lost our sales force in late 2002, rebuilt it in 2003 and 2004.

Debra Coy:	Right.

Tom Rooney:
In 2004 we held ground and maybe gained back a market share point. We believe that in 2006 we regain five-percent market share. And that’s a - that’s the best analysis that we have. And a lot of it went into backlog or what we call sales backlog, which is a little lighter than what GAAP would record. So we’re sitting on a lot of backlog that isn’t even - isn’t even translated down into the backlog that we report according to GAAP standards. That bodes well for us for the future. And, by the way, that’s also what helps us to bridge across weak points like New Orleans and weak points like we’ve been in the last three or four months. But as - looking out into the future, I’d be disappointed if we don’t continue to gain back market share for the next two or three years. There will come a point at which we’ll say we do not seek to take more market share, instead we seek to take greater margins. But clearly today right now we’d like to reverse some of the 10-year trend of losing market share and hold gross margin roughly static until we gain back significant amounts of market share so that we can be more of the company we’ve been in the past. And we will begin to pour it on hard in terms of increasing our gross margins. That’s our philosophy and that’s our strategy.

Debra Coy:
OK, that’s actually very helpful. Finally, on the lovely tunneling business, and in fact it’s a pleasant change that we’ve spent a lot less time on this call talking about it than usual. I think the Street is beginning to assume that there will be some sort of an exit strategy. Can you just briefly talk through sort of how you see the potential options in that business and if you’re willing to say at this point whether we think we’re going to be in tunneling in 2007 or not.

Tom Rooney:
Well, I don’t want to try to predict the future. What I know now is that we have no quick fixes. And it’s a - our tunneling division is more than 30 years old, it’s going on I guess 38 years old right now. And it’s a very storied company, a lot of enormous successes. A lot of built-up equipment over the years, a lot of built-up tradition over the years. And so to try to execute a quick fix on a business with that much history to it and in an industry such as the tunneling industry, there just aren’t quick fixes available to us. So what I am focused and what the entire management team is intensely focused on right now is making this a strong business again. I didn’t say it in my commentary earlier, but we’ve even invested recently in the division by hiring some very strong outside consultants to answer some very simple questions for us. Have we done everything that we can to make this a good business again. Work with us, help us understand how to manage the cash flow and the claims and the equipment right-sizing, the overhead. Let’s make this a stronger business. Let’s focus on what we can do in the next year or two or three to make it a good, strong, stable, profitable reliable business. And as to future opportunities or issues or possibilities, the more time that I spend thinking about that the less time I can spend on what I can control, which is just to make it a reliable and profitable business.

Debra Coy:	OK, fair enough. The CFO search, any progress?

Tom Rooney:	Well, I have the enormous luxury of having a very strong, very talented, very seasoned and very respected executive in David Martin.

Debra Coy:	Yes.

Tom Rooney:
And that manifests itself in the best 10-K since I’ve been around and a great accomplishment internally. What that also means is that, yes, we’re in a search right now for a CFO. David Martin himself is being considered in that search. But the beauty of having someone as strong as David Martin here is I’m not rushed, we’re not rushed, and - but we - but we are - we are definitely looking internally and externally.

Debra Coy:	OK. Thanks, Tom.

Tom Rooney:	Thanks, Debra.

Operator:	Thank you. Once again, star one for questions. We’ll go next to David Cohen, of Midwood Capital.

Tom Rooney:	Good morning.

David Cohen:
Good morning. A question I had. Your comment in response to the last caller’s question on objectives for market share and then sort of objectives for gross profit. When you’re at such a high level of market share today, why not - I mean, what’s the counter argument to the notion of looking to raise gross profit at this point, basically taking more price on contract and making more money and - and if - so that’s one question. The other question is given your strategy, what is the trigger - what’s the driver down the road at let’s say it’s 10 percent - percentage points higher of market share, at what point - and why then will you be able to raise gross margin and why can’t you do that today?

Tom Rooney:
OK. It all has to do with price elasticity curves. And when there are opportunity gains available to us by understanding the price elasticity curve, that determines - that’s the - that’s the - that’s the dial on our dashboard that will tell us when that - when the right day is there. It’s diminishing returns from incremental market share gains predicated on price elasticity. Pretty clear, huh? Greenspan told me how to say that.

David Cohen:	Exactly. Well, I understand that sort of - that’s an economic kind of rule, if you will. But do you think you can make more money on - with the market share you have today, could you make more money?

Tom Rooney:
Yes, well, let me - let me say this, too. Understand - your point is an excellent one and I don’t mean to kid around. But your point is a very good one. At some point the ultimate mission for the company has nothing to do with scale and everything to do with profit. But for us as a company, scale avails us of certain opportunities that allow us stability and ultimately greater profit. Not only are we looking at profit, we’re looking for maximization of return on equity. And we are in fact students, very close students of our market and understanding where we are. But there is another issue out there, and that is we firmly believe that our industry has the potential for spectacular growth. And I’m talking about our industry, not us. And that spectacular growth potential adds a special intangible to wanting to be a strong substantial player in this market. Because we believe that the ability to be a very significant player in this market in the event that someday it should grow at interesting rates even beyond the rates that Debra Coy and I were talking about would suggest that there’s an intangible benefit of being a larger player in this industry. But having said that, we may never experience that spectacular growth. And so we want to manage the maximum - maximally profitable now.

But I would tell you that we do - we clearly believe we understand the price elasticity curve. Quite interestingly, two years ago we didn’t even know our market share particularly well. I would tell you two years later, today I believe we are very close to price elasticity in a lot of markets and certainly to the market as an aggregate. And it’s with that internal knowledge that we’ve come to the clear conclusion that there’s substantial benefit in being both a large player and a profitable player and working carefully against that price elasticity curve until such time as there’s diminishing returns from another market share point.

David Cohen:	And you think the demand side of this equation is driven - I mean, you guys are probably, given your cost status, you’re the price leader here.

Tom Rooney:	We are.

David Cohen:	And so you think that this demand is - demand doesn’t exist at higher price points from these municipalities that have this infrastructure need?

Tom Rooney:
No. Price - our clients are - they are not - they are - they are quality ambivalent and price-focused. They are public buyers. And it’s hard to differentiate on quality and it’s easy to differentiate on price. And so when I talk about price elasticity it really relates to our price versus our competitors to a price ambivalent client - sorry, a quality ambivalent client.

David Cohen:	OK. All right. Thanks, Tom.

Tom Rooney:	Thank you.

Operator:	Thank you. We’ll go next to Chris Blackman, of Empirical Capital.

Tom Rooney:	Good morning.

Chris Blackman:
Congratulations. Your improvement in gross margin, how much of that would be attributable to the crew productivity improvements versus continued rollout of steam technology versus manufacturing and logistics improvements?

Tom Rooney:
Well, crew productivity and steam are two variables that are almost impossible to separate, to disaggregate right, because they both rely on each other. Steam is useless if you don’t manage your crews. And, frankly, you can only do so much in managing your crews if you don’t have steam. So I couldn’t even begin to tell - I suppose we could get some rough order there, but the two must go together. You asked about manufacturing and logistics. Much less important - it’s important, but much less significant compared to crew productivity and steam.

Chris Blackman:	All right, fair enough. Your cap ex obviously was down significantly in ‘05 over ‘04. Should we expect that same level of cap ex in ‘06 - or can you give us some -

Tom Rooney:
Yes. And the reason that ‘04 was where it was, was we had to play catch-up, and we had to play catch-up around the steam technology and we had to play catch-up around aged equipment. I would tell you that we’re not so much in a catch-up mode. And not only that, because of our intense focus on crew productivity, one-percent growth in revenue does not equate to one-

percent growth in crew mobilization. And crew mobilization, if you do it from a - with no equipment and adding a full set of equipment, can be very expensive. So to some extent we see the next two years or so as a free ride in terms of crew productivity, keeping us away from having to deploy new crews with new equipment. But we still are investing in the technology side of steam.

Chris Blackman:	In the technology side of steam. How many - how many wet-outs in North America do you currently have?

Tom Rooney:	We don’t release that information.

Chris Blackman:	Well, I guess that’s - OK. I think in the past you have. Is that a new stance or -

Tom Rooney:
Yes, because I - my competitors now are telling me they listen to these calls. And so we’re trying to be a little more judicious about how much information we give out. The answer is we have more wet-outs today than we did last year or the year before, and we’ll probably have more next year.

Chris Blackman:	Any change in the EPA cycle time on procuring those sites?

Tom Rooney:
Well, they’re always a challenge. But one thing that I can tell you is that all of our facilities are EPA compliant, and I’m not sure that’s true of our competition. And we may - we hope to see that playing field get leveled some day. But, yes, it’s - it does take a six to 12 months to open a new facility because of the rigorous processes that we’ve got to go through as a publicly traded company.

Chris Blackman:
OK. Your - you mentioned earlier that you have that 60-day period or so that you expect to have your strategic - five-year strategic long-term plan completed internally. Well, will you be sharing any of that information with us?

Tom Rooney:
Well, I’m sharing - I have shared some of it directly or indirectly across this call. You know, the final printing of and approval by the board of directors of our five-year strategic plan may take place 60 days from now. But the company has gained so much internal intelligence around this it really has already formulated much of our strategy and strategies. And as an example, when I talked about price elasticity, that’s an absolute option of the internal knowledge process we’ve gone across. So it’s not like we’re going to sit down with anybody someday and break open several three-ring binders and push out data. What you’re already hearing in the tempo and the knowledge base on this call that we’re already smarter for it.

Chris Blackman:
Yes, and that does show. Thank you, I appreciate that. And then, finally, the leases you have on some of the equipment for the tunneling, some of the back-end leases, have you had any success on re-negotiating or selling any of that equipment?

Tom Rooney:
We have - you know, our equipment portfolio at the apex has some very large one-off pieces of equipment with very large leases and expenses. And at the bottom of the pyramid of our equipment portfolio is a lot of nickel-dime stuff. And so the extremely expensive one-off pieces we’ve had no success, but on the bottom third of the pyramid we’ve had a lot of success in getting rid of and selling off some of the things that we will never probably need. But, frankly, the important issue for us is to unload some of the large singular pieces. So the answer to your question is, yes, we’re having some successes but not the successes we need today.

Chris Blackman:	Do you expect to achieve success in ‘06 on some of those large pieces?

Tom Rooney:	I hope to, but it’s a pretty thin market. And, yes, I mean, we have a very intense effort to try to sell that equipment off, lease it off or just, frankly, get if off of our carrying cost stream.

Chris Blackman:
OK. And then, finally, if I - if I wanted to narrow on that cap ex, just recycle back to that, we’re probably looking maybe 25-26 million in cap ex this year. Would that - would that sound about right?

Tom Rooney:	Yes.

Chris Blackman:	And - well, I’m not going to venture to pressure you any more on the - on the steam side for competitive reasons. Thank you. Congratulations.

Tom Rooney:	Thanks.

Operator:	Thank you. We’ll return to John Quealy, of Canaccord Adams.

John Quealy:	Just real quick, a couple quick follow-ups. The debt as it stands today, do you folks still make your, you know, annual debt payment in February? Is that number down as we speak today?

Tom Rooney:	Yes, we did make the payment on February 14.

John Quealy:	So we’re down to just about, what, 83 or 84 total debt now?

Tom Rooney:	That’s about right.

John Quealy:	OK. And in terms - Tom, in terms of the M&A environment, you did a little bit of the rework of the credit facility. Can you comment on what your outlook is there moving forward?

Tom Rooney:
Yes. We - first of all, I need to back up a little bit and talk about DSO’s. We - in two years, two and a half years we’ve come down from about 113 days of DSO to the low 80 range, 81, 82, 83. Actually at this time of the year we have seasonal pop-up. But it - for sake of argument, we’ve come down 30 days. Now, you asked about a totally different question, but I have to lead in by saying this. We have now gotten to a point of diminishing returns from just depressing to get lower. But we have engaged help to try to drop another 10 days or so out of our DSO’s through structurally realigning what we do in our procure-to-pay and our accounts receivable billing and receivable process. We think that effort and initiative to drop another 10 days could take as much as six months. The moment we feel that we’ve done that and we are reliable and sustainably there, then we are going to analyze our cash flow needs and, yes, we’re going to look to lever the company up more than it is today predicated on our - on our far better ability to manage cash and cash flow and our, you know, lessened need for cap ex, all of which is driven towards increasing our return on equity.

Having said that, we do want to maintain enough liquidity such that in an odd year when we might need to have spurred growth we’ll be able to do so. All of those things are going through the process right now. But to be honest with you, we also need to make our final decisions around a permanent CFO for the company. So two or three or four issues will come into play in the next six, eight months that will avail us of an opportunity to be more aggressive in the capital markets. But, yes, we’re getting a lot of attention from banks and bankers.

John Quealy:
I bet. And the last thing, just on the tunneling. Should we expect more losses and charges for this business? I realize there’s a - seems to be a better environment for bidding at least, especially up in the Michigan area. But what about for you folks, should we expect to see more charges here?

Tom Rooney:	Yes, we will - we will run losses in the tunneling division this year.

John Quealy:	OK. Thanks, Tom.

Tom Rooney:	Thank you.

Operator:	Thank you. We’ll take a follow-up from Arnie Ursaner, of CJS Securities.

Arnie Ursaner:
Well, again, you’ve covered quite a bit of ground in an hour and 15 minutes. A couple of comments if I could. One is I’ve worked with Dave for eight years, and to the extent I can influence your thinking Dave’s fabulous and I would strongly urge you to consider him as your public company CFO. And regarding the guidance question, you should only give guidance if you have a reasonable ability to bracket the eventual number you will show. So if you get better visibility, yes, you should give some sense of guidance.

Tom Rooney:	OK. I appreciate both opinions.

Arnie Ursaner:
The one question that - obviously your business model, being involved with you for years, is obviously there’s a mix between gross margin and SG&A expense. You’ve kind of, you know, not over three, four years have had to kind of keep people employed when you haven’t had a lot of revenue growth, there have been a lot of performance-related issues. As we think about the SG&A line over the next two years, should we be assuming any leverage there, or, quite the opposite, might you actually have to restore some bonus and other incentive comp to keep the people that have been with you through the tough times.

Tom Rooney:
Yes, for sure you - what you’re going to see is bonuses. We did not pay out much in bonuses in 2005, myself included, because we have focused philosophically to be much more closely aligned to pay for performance, again myself and most particularly myself included. We had, to be frank with you, much higher aspirations for earnings in 2005 than that which we accomplished. We clearly had challenges we had to overcome and we did not overcome those. But our aspirations and our, frankly, our business plan was such that we would have and should have accomplished a great deal more in 2005 for profitability. That said, as we begin to hit our stride we will begin to push in much more incentive compensation into SG&A. That is an absolute. We also are going to expense options this year, as so many other companies are as well. We’ve reported what they would have been on a pro forma basis in the past. So it’s not as though you wouldn’t be able to see what that is or compare and contrast. Those numbers, frankly, won’t change much from where they were in the pro forma path to where they will be actually reported this year.

But having said that, aside from those two issues, Arnie, there is no doubt that one of our objectives is to see extreme leverage in the area of corporate SG&A. The mantra here, frankly, is other than those two issues that I’ve mentioned, corporate SG&A should go down in terms of absolute dollar figures and in terms of percentages. Now, whether we can get the absolute dollar figure down, you know, we won’t be penny-wise and pound-foolish, but that is the mantra. But on a percentage basis, no doubt we will begin to see leverage.

Arnie Ursaner:
Well, again, Tom, in the past you’ve ranged kind of mid 16’s most of the time on SG&A. You were 15.6 last year, and that’s, frankly, with a two-percent growth in your expenditures. When you think about the upcoming year I don’t know how you could be down in SG&A given just basic core inflation.

Tom Rooney:
Right. Well, the issue there, though, is that a lot of what goes into SG&A or has gone into SG&A in the past has been driven by initiatives. What I - what I can tell you is this. If you look out over a five-year period, we may still be investing in initiatives. One of the biggest areas that we’ve had to invest in SG&A this past year has been our legal department. We’ve gone from a grossly insufficient investment in legal issues which has manifested itself in not enough protection of our intellectual property, not enough protection of our global licensee arrangements, not nearly enough protection of our claims in our tunneling division. So we are making a multi-million-dollar investment in being not a litigious company, but a legal savvy company. And that’s very much playing itself through the balance - or through the income statement right now on the SG&A line. It’s probably the most significant effect in our SG&A area this year. So that’s not going to extrapolate itself up. In fact, it may peak and crest and modify itself.

But there is - there’s no doubt that you’re going to see on a percentage basis a great deal of leverage on our SG&A, and we’re going to drive to try and actually take it down on an actual dollar basis.

Arnie Ursaner:	That’s great. Just save me one step. Remind us what the pro forma stock expense would have been in ‘05 and what it will be in ‘06 in your best guess.

Tom Rooney:	I think in ‘05 it was 2.2. Is that right? Yes.

Arnie Ursaner:	And what should we look for in building in ‘06?

Tom Rooney:	It’ll be on the order of 2.7.

Arnie Ursaner:	Thank you very much.

Tom Rooney:	Thank you, Arnie.

Operator:	Thank you. Once again, star one for questions. We’ll go next to Debra Coy, with Stanford Washington.

Debra Coy:
Just one more question, Tom, not to go on for too long. But you mentioned in your opening remarks that you see significant opportunity in the UPS market. Can you talk a little bit about what you see there and really, you know, what you see as other technology opportunities beyond CIPP.

Tom Rooney:	Well, it’s not a new technology, but …

Debra Coy:	No.

Tom Rooney:
… but on the other technology side we do see Insituform becoming a more significant player in the potable drinking water market. Of all people I shouldn’t have to tell you the opportunities that might avail themselves there …

Debra Coy:	That’s right.

Tom Rooney:
… both because it’s a very - it is - it is a far more global issue than even sewer. And we believe that Insituform’s core competency around trenchless solutions using plastics and plastic technologies is a natural fit for us. There are - there are challenges to anyone becoming a significant player in the drinking water market. We think we’re up to those challenges. So I think that would be - if you look out over the next five years, that’s the most significant play we intend to make. But we also look at the UPS division, which is a - you know, we call that our industrial pipe division, as an area that, (a) can grow by virtue of being more global and more geographically diverse. We also think we can penetrate deeper into the mining and the crude oil industries. We’re also looking at desalinization in general as a - as a sector. But we also think that the UPS Tite Liner product in particular has pressure drinking water applications. So, you know, the UPS and industrial pipe opportunities are really boundless for us in that regard. It’ll be interesting to see what we come up with and where we find successes in the next three years.

Debra Coy:
Well, it certainly does seem that the opportunities are huge. Is that something that might actually contribute in the next two years, or is that something that you see as more of a five-year goal before it becomes material to the company?

Tom Rooney:	I would think it’s more the longer range opportunities.

Debra Coy:	OK.

Tom Rooney:	It’ll be important - it’ll graduate from important to material depending on whose dictionary is used. You know, certainly over the next one to three years.

Debra Coy:	OK, that helps. Thanks again, Tom.

Tom Rooney:	And I think we probably have time for one more call.

Operator:	Thank you. We’ll pause just a moment to give everyone a chance to signal for that final question by pressing star one.

Tom Rooney:
Well, if we don’t have anymore calls, I appreciate everybody’s involvement today. It brings to a close 2005 which was a good year for us. We obviously saw some disappointments in areas we had expected more. But the most promising element for us in 2005 was the enhanced knowledge that we gained through tremendous strategic planning. We also were able to put and assemble a tremendous management team including the Chief Operating Officer and others on our team. The outlook and the prospects for the company are tremendous. Internally we feel like we are really gaining a lot of momentum as a company. A lot of the hard work that began two and three years ago is starting to pay off in real and tangible financial ways now. So it’s - I guess it’s both a pleasure to see 2005 end, but it’s also exciting to think about 2006.

So, again, thank you very much for everybody involved today.

Operator:	Thank you for your participation. That does conclude today’s conference. You may disconnect at this time.

END